Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-225277 on Form S-8 of our report dated November 28, 2018, relating to the financial statements of BrightView Holdings, Inc. appearing in this Annual Report on Form 10-K of BrightView Holdings, Inc. for the fiscal year ended September 30, 2018.

/s/ Deloitte & Touche LLP

Philadelphia, PA

November 28, 2018